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                                                           Contact: Karen Miller
                                                    Vice President Finance & CFO
                                                         (703) 847-1400, ext 131



                  APACHE MEDICAL SYSTEMS, INC. SHARES TO TRADE
                            ON THE OTC BULLETIN BOARD

         McLean, VA - February 15, 2001 -- APACHE Medical Systems, Inc. (OTC Bulletin Board: AMSI) today announced that its shares have begun trading on the OTC Bulletin Board. The shares, which previously had been traded on The Nasdaq SmallCap Market but which did not meet the minimum bid requirement for continued listing, will retain the same trading symbol, "AMSI". Certain Internet sites require the addition of ".OB" following the Company's ticker symbol in order to locate information regarding the Company.

         APACHE Medical Systems, Inc. -- a recognized leader in clinical decision support/outcomes management systems and consulting services for the care of high-risk patients -- provides products and services that enable health systems, hospitals and providers to apply an evidence-based approach to achieve clinical performance excellence, reduce cost and compete effectively under managed care. APACHE is helping providers better manage the clinical, financial and patient outcomes of high-risk, high-cost patients in critical, acute, cardiovascular and HIV/AIDS care. APACHE also provides advanced clinical data collection tools, registry management and analytic services for federal government research, as well as in support of clinical trial design and product-effectiveness evaluations for the pharmaceutical and medical device industries.

         APACHE (www.apache-msi.com) is headquartered in Northern Virginia.

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